EXHIBIT 10.9
SEPARATION AND GENERAL RELEASE AGREEMENT
     This Separation and General Release Agreement (hereinafter referred to as “Agreement”) Is made this 4th day of January, 2008 by and between WILLIAM J. SPENCER, JR. (hereinafter referred to as “Executive’ and EASTERN INSURANCE GROUP (“EIG”), and PENN MILLERS MUTUAL HOLDING COMPANY (“PMMHC”). EIG, PMMHC, Penn Millers Insurance Company, Penn Millers Holding Corporation, Penn Software & Technologies Services, Inc, and their respective subsidiaries and affiliates, past and present, together with their directors, officers, agents, employees, stockholders, representatives, assigns, and successors, past and present, and each of them whether in such capacity, individually or in any other capacity are collectively hereinafter referred to as “Penn Millers”, and such term shall be construed as inclusive of as many of the foregoing entities and individuals as may be applicable.
BACKGROUND
Executive and EIG are parties to an Executive Employment Agreement dated the 1st of January, 2006 (the “Employment Agreement”) which sets forth the terms and conditions of the employment of Executive by EIG and contains certain provisions relating to the termination of such employment. Section 7.4 of the Employment Agreement requires that Executive agree to and sign a complete release and hold harmless agreement as a condition of Executive’s entitlement to contain payments under the Employment Agreement.
     In connection with the termination of Executive’s employment effective as of December 31, 2007, and in consideration of the covenants of EIG contained in this Agreement, Executive therefore intends by this Agreement to agree to the release and hold harmless agreement required by such Section 7.4, and the parties agree that, except as otherwise set forth in this Agreement, Executive’s employment and the Employment Agreement shall terminate effective as of December 31, 2007 subject to the terms and conditions of this Agreement; provided only however that Section 4.3 of the Employment Agreement and any other provisions of the Employment Agreement necessary or desirable for the enforcement of such provision shall survive and remain in effect.
     In consideration of the covenants undertaken and the releases contained in this Agreement, EIG, PMMHC and Executive agree as follows:
     1. Executive’s employment with EIG is terminated effective as of December 31, 2007 (the “Termination Date”). As a result, Executive’s employment relationship with EIG shall be deemed terminated as of the Termination Date.
     2. PMMHC shall pay to Executive as severance pay his annual base compensation (“Base Compensation”) for a period of three (3) years following the Termination Date, less appropriate withholdings and deductions, to be paid in accordance with the executive payroll practices employed by PMMHC, as in effect from time to time, beginning with the first regular payroll date after this Agreement has become final and binding, as set forth in Paragraph 10 of this Agreement. Executive’s Base Compensation as the Termination Date is Two Hundred Twenty-Six Thousand Six Hundred Nine Dollars and Fifty Cents ($226,609.50).
     3. PMMHC shall pay to Executive that certain one-time bonus (“Retention Bonus”) in the amount of Fifty Thousand and 00/100 Dollars ($50,000,00) pursuant to that certain Senior Executive Retention Agreement, effective January 1, 2005, made by and between PMMHC, Penn Millers Holding Corporation, EIG and Executive, in accordance with the terms stated therein.
     4. PMMHC will provide to Executive information regarding Executive’s option to convert his group life insurance coverage to an individual policy.
     5. PMMHC shall continue Executive’s group health, dental and vision insurance coverage until June 30, 2009. For such period, PMMHC shall continue to pay its applicable portion of the health, dental and vision insurance premium. The provision of health, dental and vision insurance benefits under this Paragraph is expressly conditioned upon and subject to all of the following conditions: (a) the payment by Executive of applicable premiums, co-payments and/or other applicable contributions which are to be deducted from payments made by PMMHC to Executive under Paragraph 2 above, with such premiums, co-payments and/or other applicable contributions paid by Executive to be in the same amount as are in effect from time to time for, and paid by, active employees of PMMHC; (b) PMMHC continues to maintain health and/or insurance benefits for its active employees; (c) Executive remains eligible for the health insurance plans and programs in accordance with all applicable terms and provisions thereof; and (d) the applicable health insurance benefits shall cease upon Executive’s commencement of new employment under which he is eligible for health insurance benefits under a plan maintained by his new employer.
     6. The provision of health, dental and vision insurance benefits under this Agreement shall constitute health insurance coverage to be provided to Executive according and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA’). Executive will be provided with additional information at the appropriate time concerning any right under COBRA to elect to continue health insurance coverage after June 30, 2009.
     7. Penn Millers shall continue Executive’s director’s and officer’s liability insurance coverage under a standard directors’ and officers’ liability insurance policy (“D&O Policy”) in amounts consistent with amounts provided to the other officers and directors of EIG until the earlier of December 31, 2010 and the last payment of Base Compensation payable by PMMHC as provided in this Agreement. The provision of D&O coverage under this Paragraph is expressly conditioned upon and subject to all of the following conditions: (a) Penn Millers continues to maintain D&O coverage benefits for its active executive employees in accordance with the practices then employed by Penn Millers; and (b) Executive remains eligible for the D&O coverage in accordance with all applicable terms and provisions thereof.

     8. Excepting only (a) as specifically set forth in the written provisions of this Agreement, and (b) to the extent Executive or Executive’s beneficiaries are entitled to benefits under any retirement, thrift/401(k), and/or profit sharing plan of PMMHC, Executive expressly agrees and understands that Penn Millers does not have, and will not have, any obligation to provide him presently or at any time in the future with any payments, benefits or considerations other than those specifically recited in Paragraphs 2 through 7 above. Executive also expressly agrees and understands that his employment relationship with EIG and/or PMMHC has been permanently and irrevocably severed, and by his voluntary execution of this Agreement Executive agrees that Penn Millers has no obligation to re-employ him or to even consider him for employment in the future.
     9. Executive specifically acknowledges and agrees that the pay and benefits being provided to him under Paragraphs 2, 3, 5 and 7 above are in excess of anything which is or may be due to him under any EIG policies.
     10. (a) Executive specifically acknowledges that he has been informed by EIG and PMMHC that he has, had and for will have had, prior to deciding whether or not to voluntarily agree to enter into this Agreement, the right to consider this Agreement for a period of no less than twenty-one (21) calendar days, beginning with the data of his receipt of this Agreement. Thus, Executive acknowledges and agrees that, irrespective of the date on which he has actually signed this Agreement, he could have held it until twenty-one (21) days from the date on which he first received this Agreement from EIG and PMMHC;
          (b) Executive also specifically acknowledges that he fully understands that if he does timely sign and return this Agreement, he has the right to revoke his agreement to and acceptance of it, and thereby cancel same, at any time during the first seven (7) calendar days immediately following his submission of it to EIG, by giving written notice of his revocation to EIG, namely to Patricia A. Staples, its Assistant Vice President, Human Resources;
          (c) This Agreement shall not become effective until the expiration of the seven (7) day revocation period;
          (d) If Executive does not sign and deliver a signed copy of this Agreement to EIG by January 16, 2008, the terms offered by EIG and PMMHC herein shall be deemed withdrawn in their entirety.
     11. EIG, PMMHC, and Executive agree that this Agreement is not to be construed as an admission, by either, of any wrongdoing, by either.
     12. Executive knowingly and voluntarily releases and forever discharges Penn Millers, its respective past and present agents, employees, trustees, representatives, officers, directors, attorneys, assigns, successors, affiliates, and parent (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, which Executive has or may have against Releasees from the beginning of the world to the date of the execution of this Agreement, including, but not limited to, any claim for wrongful or abusive discharge, breach of any contract (whether express, oral, written, or implied from any source), negligent or intentional infliction of emotional distress, defamation, or any alleged violation of
•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers’ Benefit Protection Act;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act;

•	The Pennsylvania Human Relations Act, as amended;

•	The Pennsylvania Minimum Wage Act, as amended;

•	Pennsylvania Equal Pay Law, as amended;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort or common law; or

•	Any claim for costs, fees or other expenses, including attorneys’ fees, expert fees, litigation expenses, and costs incurred in these matters.
     Nothing in this Agreement in any way limits Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC’), including a challenge to the validity of this Agreement, or participate in such an investigation by the EEOC. However, Executive waives his right to recover damages or other relief in any claim, charge or suit brought by, before, or through the EEOC or any other state or local agency under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where prohibited by law.
     This release excludes any claims which Executive may make under state workers’ compensation or unemployment compensation laws and any claims which by law Executive cannot waive. Executive makes this full and final release on his behalf and on behalf of his dependents, heirs, executors, administrators, legal representatives, agents, and assigns. The release of rights in this Paragraph 12 does not extend to claims that may arise after the date of this Agreement.
     13. Notwithstanding anything herein to the contrary, each of the parties acknowledges and agrees that notwithstanding the termination of the provisions of Section 4.1 of the Employment Agreement, pursuant to this Agreement Executive shall not directly or indirectly solicit to hire, hire or otherwise interfere in the employment of any employee of Penn Millers, or any affiliates thereof, nor shall he directly or indirectly engage with any such employee in any activity engaged in by Penn Millers, including but not limited to property and casualty insurance or reinsurance at any time during the three (3) year period ending December 31, 2010.
     The foregoing paragraph shall not be construed to prevent or prohibit Executive from any communication or collaboration with Paul J. Siegel to the extent necessary or directly related to any proposed or actual purchase from Penn Millers of all or substantially all of the stock or assets of Company by Executive and/or Paul J. Siegel or an entity of which they are among the investors or principals, provided that nothing contained herein shall be construed as a consent to the engaging in any competitive business or other activities by either Executive or Paul S. Siegel, including but not limited to the solicitation of other employees or of customers of Company, which violate the terms of this Agreement or any other agreement between either of them and the Company.
     14. Executive, PMMHC, and EIG agree that the terms and conditions of this Agreement shall remain confidential between the parties and they shall not disclose them to any other person. Without limiting the generality of the foregoing, the parties will not respond to nor in any way participate in or contribute to a discussion, notice or other publicity concerning, or in any way relating to, the execution of or the terms and conditions of this Agreement. The parties, however, shall not be prohibited from making such disclosure to any person who has a strict business or legal necessity to know, but shall use all reasonable means to prevent those persons from repeating the disclosures to any other person.
     15. Executive agrees to return all company property belonging to EIG.
     16. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN GIVEN THE OPPORTUNITY AND HAS BEEN ENCOURAGED BY EIG AND PMMHC TO HAVE AN ATTORNEY REVIEW THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT HE HAS SIGNED THE AGREEMENT FREELY AND VOLUNTARILY.
     17. If any provision in this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or application of this Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are deemed to be severable.
     18. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Pennsylvania, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.
     19. This Agreement, the introductory paragraph and the Background paragraphs constitute and contain the entire Agreement concerning Executive’s employment, separation from the same and any other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and prior agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

     IN WITNESS WHEREOF, and intending to be legally bound, I hereby execute this Agreement as of the date first written above.
WITNESS:

/s/ William J. Spencer, Jr.

WILLIAM J. SPENCER, JR.

ATTEST:	EASTERN INSURANCE GROUP

/s/ Patricia A. Staples	By:	/s/ Michael O. Banks

Patricia A. Staples
Assistant Vice President, Human Resources

ATTEST:	PENN MILLERS MUTUAL HOLDING COMPANY

/s/ Patricia A. Staples	By:	/s/ Douglas A. Gaudet

Patricia A. Staples Assistant Vice President, Human Resources